EXHIBIT 99.1


NEWS RELEASE
For Immediate Release

                  ATLANTIC AMERICAN COMPLETES ACQUISITION OF
                 AMERICAN INDEPENDENT LIFE INSURANCE COMPANY;
                     INCREASES LIFE INSURANCE OPERATIONS
                      TO INCLUDE FIVE ADDITIONAL STATES

ATLANTA, Georgia, October 2, 1997 - Atlantic American Corporation (NASDAQ-AAME) announced today that, after receiving the necessary regulatory approvals, its principal life insurance subsidiary, Bankers Fidelity Life Insurance Company, completed its previously announced acquisition of American Independent Life Insurance Company. The purchase price was approximately $3.6 million in a combination of cash and a promissory note. The acquisition expands Atlantic American's life insurance operations into five additional states, bringing the total number of states in which the Company transacts business to 33. The acquisition expands Atlantic American's presence in the senior market as well as in the traditional life insurance and supplemental health insurance markets.

In an effort to achieve operational efficiencies, the administrative operations of American Independent Life Insurance Company will be moved to Atlantic American's office in Atlanta, Georgia and consolidated with the operations of Bankers Fidelity.

Commenting on the acquisition Hilton H. Howell, Jr., president and chief executive officer of Atlantic American Corporation, stated "We are pleased with the completion of this acquisition, which demonstrates Atlantic American's commitment to expand through selective acquisitions and complements our strategy to grow through the addition of new and enhanced insurance products."

Atlantic  American  is  an  insurance  holding  company  involved  in  specialty
insurance  markets  of  the  life,  health,   property  and  casualty  insurance
industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Georgia Casualty & Surety Company.


This release contains forward-looking statements regarding the anticipated financial and operating results of Atlantic American Corporation and its subsidiaries. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those projected in the forward-looking statements, including the unsuccessful integration of operations and overall competition in the life and health insurance industry, and other risks identified in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

      John W. Hancock                           Janice Kuntz
      Senior Vice President and Treasurer       Golin/Harris Communications
      Atlantic American Corporation             (404) 681-3808
      (404) 266-5738